NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS
Record First Quarter Revenues, Operating Income and Cash Flow; FNC Acquisition Completed

•
Revenues up 24% to $454 million driven primarily by Valuation Solutions Group (VSG) launch and Risk Management and Workflow (RMW) market outperformance offset by lower U.S. origination volumes and unfavorable currency translation.

•
Operating income from continuing operations up 16% to $57 million as higher revenue and cost reduction program benefits offset acquisition-related transaction and integration costs, severance and currency translation.

•
Net income from continuing operations down 6% to $28 million on higher income tax provisions. Diluted EPS from continuing operations of $0.31, comparable to prior year. Adjusted EPS up 4% to $0.48 per share.

•	Adjusted EBITDA up 5% to $106 million.

•	Company closes acquisition of FNC, Inc. (FNC) and confirms a full-year repurchase target of at least 2 million common shares.

Irvine, Calif., April 20, 2016 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled services, today reported financial results for the quarter ended March 31, 2016.

“CoreLogic is off to a strong start in 2016. Over the first three months of the year, we delivered significant top line growth and record free cash flow. Despite an estimated 10% decline in U.S. loan originations, we also increased adjusted EBITDA and adjusted EPS while reinvesting for sustained stakeholder value creation,” said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “Importantly, we are continuing to focus on scaling our market leading property intelligence, underwriting and risk management operations which provide “must have” insights, analytics and data-enabled services that help our current and future clients in the real estate ecosystem to more precisely underwrite and manage their risks and capitalize on opportunities as they arise.”

“Operationally we are continuing to execute strongly against our strategic and tactical business plans. Successfully closing the FNC transaction represents another key milestone in the build out of the VSG which we believe offers all of our stakeholders a unique value catalyst and an opportunity for strategic growth and leadership in a highly-fragmented and challenged market space,” added Frank Martell, Chief Operating Officer of CoreLogic. “We are also continuing to reap the benefits of our ongoing commitment to driving cost productivity, efficiency and free cash flow.

Our high sustainable cash flow conversion rates, allow us to target a significant level of share repurchases over the balance of 2016.”

First Quarter Financial Highlights

First quarter revenues totaled $454 million compared with $365 million in the same 2015 period and $391 million in the fourth quarter of 2015. The year-over-year increase of 24% (25% on a constant-currency basis) was driven primarily by VSG-related acquisitions, insurance and spatial solutions upsides and growth in risk management and underwriting solutions which were offset partially by the impacts of lower (approximately 10%) mortgage loan origination volumes, reduced project-related revenues, the wind down of non-core product lines and unfavorable currency translation.  Property Intelligence (PI) segment revenues rose 57% to $241 million driven principally by the VSG as well as growth in insurance and spatial solutions and international operations.  RMW revenues were up modestly as continued market share and pricing gains in escrow and post-closing as well as credit and screening solutions were offset by lower market volumes of loan originations, reduced project-related revenues and the wind down of non-core product lines.

Operating income from continuing operations totaled $57 million for the first quarter compared with $49 million for the same prior year period and $27 million for the fourth quarter of 2015. The 16% year-over-year increase in operating income was primarily due to revenue gains and cost productivity which more than offset VSG-related transaction and integration expenses, increased investments in cyber-security and compliance as well as severance, which collectively totaled $12 million. Unfavorable currency translation also reduced first quarter 2016 operating income. First quarter operating income margin was 13%, down approximately 90 basis points from the first quarter of 2015 reflecting the impact of the business mix associated with the launch of the VSG, lower U.S. loan origination market volumes as well as transaction and integration costs, severance and higher investment in cyber security and compliance mentioned previously.

First quarter net income from continuing operations totaled $28 million compared with $29 million in the same 2015 period. During the quarter, the operating upsides discussed previously were offset by higher interest costs and tax provisions. Diluted EPS from continuing operations totaled $0.31 for the first quarter of 2016, comparable to prior year. Adjusted diluted EPS totaled $0.48, up 4% reflecting the positive impact of growth, cost reduction programs and share repurchases, which more than offset higher taxes as well as transaction and integration costs, severance and higher investment in cyber security and compliance mentioned previously.

Adjusted EBITDA totaled $106 million in first quarter compared with $101 million in the same prior year period and $88 million for the fourth quarter of 2015. The 5% year-over-year increase in adjusted EBITDA was principally the result of revenue growth and benefits from expense productivity programs which were partially offset by VSG-related transaction and integration expenses, severance and higher investment in cyber security and compliance as well as unfavorable FX translation which aggregated approximately $10 million. RMW adjusted EBITDA was $62 million, up $2 million from 2015 levels as the benefits of pricing and market share gains in tax, credit and flood zone determination services offset an estimated 10% drop in U.S. loan origination activity. PI segment adjusted EBITDA totaled $50 million compared to $52 million in 2015; as higher revenues and cost reduction program benefits were offset by investment in the VSG launch, severance and other programs mentioned above as well as unfavorable currency translation.

Liquidity and Capital Resources

At March 31, 2016, the Company had cash and cash equivalents of $133 million compared with $99 million at December 31, 2015. As of March 31, 2016, the Company had available capacity on its revolving credit facility of $475 million. Total debt as of March 31, 2016 was $1,348 million compared with $1,364 million as of December 31, 2015.

On April 20, 2016, the Company completed the acquisition of FNC for $400 million using a combination of cash on hand and available capacity on its revolving credit facility. Coincident with the completion of the acquisition of FNC, the Company’s outstanding debt increased to $1,738 million.

Free cash flow (FCF) for the twelve months ended March 31, 2016 totaled $305 million, which represented 71% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Net operating cash provided by continuing operations for the twelve months ended March 31, 2016 was $382 million.

VSG Strategic Update

In line with CoreLogic’s longstanding strategic focus on building scaled and unique data-enabled services, the Company launched the VSG during September 2015. The primary focus of the VSG is to provide unique insights into the valuation of residential properties for underwriting, risk management and opportunity generation.

As part of the launch of the VSG, the Company acquired LandSafe Appraisal Services (LAS) and the 49.9% interest of Wells Fargo Bank N.A. in RELS during the second half of 2015. Previously, CoreLogic had owned 50.1% of RELS and reported its operating results, in line with its ownership percentage, as a component of equity in earnings of affiliates. LAS and RELS provide real estate asset valuation and appraisal solutions.

During December 2015, CoreLogic also entered into an agreement to acquire FNC. FNC is a leading provider of real estate collateral information technology and solutions that automate property appraisal workflows. FNC’s platforms are integrated into the workflow systems of 18 of the 20 largest U.S. banks and provide broad connectivity to approximately 80,000 appraisal, title and inspection vendors. Its solutions allow industry participants to automate the collateral valuation and diligence process, monitor and optimize vendor performance and facilitate compliance with regulatory and internal risk management policies. Following the successful completion of required closing conditions and regulatory clearance, the acquisition of FNC was consummated on April 20, 2016.

The purchase price for LAS, RELS and FNC aggregated approximately $587 million. The Company also expects to derive approximately $42 million in cash tax benefits on a net present value basis associated with the acquisitions. The aggregate purchase price, net of expected tax benefits, represents approximately 8.8 times pro forma projected full-year incremental 2016 adjusted EBITDA (excluding CoreLogic’s existing 50.1% share of RELS earnings and integration costs). The acquisitions of LAS, RELS and FNC are expected to be accretive to 2016 financial results excluding one-time integration investments and reductions from transitional accounting items.

The Company believes that the VSG provides a unique opportunity for strategic growth and leadership in a highly fragmented and challenged market, and the combination of LAS, RELS and FNC, together with CoreLogic’s existing property intelligence assets, provide the foundational elements of a scaled, integrated solution provider powered by a broad suite of fulfillment, platform, data and analytics capabilities and assets.

Financial Guidance
2016 guidance ranges, issued on January 28, 2016, remain as follows.

($ in millions except adjusted EPS)	2015 Results	2016 Outlook/ Guidance	Implied Growth
Revenue	$1,528	$1,830 - $1,860	20 - 22%
Adjusted EBITDA(1)	$423	$465 - $485	10 - 15%
Adjusted EPS(1)	$1.90	$2.05 - $2.15	8 - 13%

(1) Definition of adjusted results, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release. These non-GAAP measures should be considered as purely supplemental to GAAP measures and relevant reconciliations, where appropriate, of each non-GAAP to its nearest equivalent GAAP measure are also provided as part of the financial tables provided with this release.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, April 21, 2016, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-877-930-8098 for U.S./Canada callers or 253-336-8228 for international callers. The Conference ID for the call is 80832508.

Additional detail on the Company's first quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID 80832508.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

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About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's investment and strategic growth including the VSG, cost reduction, and productivity excellence; the Company's overall financial performance, including future revenue and profit growth, and the Company's margin and cash flow profile; the Company's 2016 financial guidance and assumptions thereunder; including those related to the mortgage market overall and the Company's plans regarding outstanding debt and return of capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, technology and growth strategies, including the launch of the VSG, and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; the level of our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and the timing thereof; competition in the market and the in-house capabilities of our clients; our ability to attract and retain qualified management; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted net income, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 36% for 2016 and 35% for 2015. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average common shares outstanding. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands, except per share amounts)	2016	2015
Operating revenues	$453,543	$364,772
Cost of services (excluding depreciation and amortization shown below)	245,377	185,543
Selling, general and administrative expenses	111,211	93,986
Depreciation and amortization	39,644	35,978
Total operating expenses	396,232	315,507
Operating income	57,311	49,265
Interest expense:
Interest income	627	1,458
Interest expense	14,280	13,835
Total interest expense, net	(13,653)	(12,377)
(Loss)/gain on investments and other, net	(251)	309
Income from continuing operations before equity in earnings of affiliates and income taxes	43,407	37,197
Provision for income taxes	15,779	11,465
Income from continuing operations before equity in earnings of affiliates	27,628	25,732
Equity in (losses)/earnings of affiliates, net of tax	(90)	3,766
Net income from continuing operations	27,538	29,498
Loss from discontinued operations, net of tax	(58)	(111)
Net income	27,480	29,387
Less: Net income attributable to noncontrolling interests	—	208
Net income attributable to CoreLogic	$27,480	$29,179
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$27,538	$29,290
Loss from discontinued operations, net of tax	(58)	(111)
Net income attributable to CoreLogic	$27,480	$29,179
Basic income per share:
Net income from continuing operations	$0.31	$0.33
Loss from discontinued operations, net of tax	—	—
Net income attributable to CoreLogic	$0.31	$0.33
Diluted income per share:
Net income from continuing operations	$0.31	$0.32
Loss from discontinued operations, net of tax	—	—
Net income attributable to CoreLogic	$0.31	$0.32
Weighted-average common shares outstanding:
Basic	88,310	89,751
Diluted	89,919	91,117
Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	March 31,	December 31,
Assets	2016	2015
Current assets:
Cash and cash equivalents	$133,104	$99,090
Marketable securities	23,346	22,709
Accounts receivable (less allowance for doubtful accounts of $6,981 and $6,212 as of March 31, 2016 and December 31, 2015, respectively)	245,110	240,988
Prepaid expenses and other current assets	47,214	45,882
Income tax receivable	27,138	37,029
Deferred income tax assets, current	—	95,887
Assets of discontinued operations	681	681
Total current assets	476,593	542,266
Property and equipment, net	370,025	375,654
Goodwill, net	1,890,181	1,881,547
Other intangible assets, net	341,840	352,148
Capitalized data and database costs, net	331,382	327,841
Investment in affiliates, net	64,563	69,205
Deferred income tax assets, long-term	12,455	2,219
Restricted cash	11,043	10,926
Other assets	108,563	111,910
Total assets	$3,606,645	$3,673,716
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$188,350	$158,213
Accrued salaries and benefits	77,256	117,187
Deferred revenue, current	273,932	269,071
Mandatorily redeemable noncontrolling interests	—	18,981
Current portion of long-term debt	43,640	48,497
Liabilities of discontinued operations	2,612	2,527
Total current liabilities	585,790	614,476
Long-term debt, net of current	1,278,941	1,288,177
Deferred revenue, net of current	452,449	448,819
Deferred income tax liabilities, long term	25,308	107,249
Other liabilities	169,243	165,505
Total liabilities	2,511,731	2,624,226

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 88,843 and 88,228 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	559,867	551,206
Retained earnings	645,879	618,399
Accumulated other comprehensive loss	(110,833)	(120,116)
Total CoreLogic stockholders' equity	1,094,914	1,049,490
Total liabilities and equity	$3,606,645	$3,673,716

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Year Ended
	March 31,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$27,480	$29,387
Less: Loss from discontinued operations, net of tax	(58)	(111)
Net income from continuing operations	27,538	29,498
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	39,644	35,978
Amortization of debt issuance costs	1,485	1,466
Provision for bad debt and claim losses	2,895	2,612
Share-based compensation	9,543	8,732
Excess tax benefit related to stock options	(1,265)	(4,575)
Equity in losses/(earnings) of affiliates, net of taxes	90	(3,766)
Gain on sale of property and equipment	(8)	—
Deferred income tax	5,143	1,978
Loss/(gain) on investments and other, net	251	(309)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,767)	(12,070)
Prepaid expenses and other current assets	(1,332)	(3,662)
Accounts payable and accrued expenses	(15,992)	(19,570)
Deferred revenue	8,491	4,264
Income taxes	9,736	(2,359)
Dividends received from investments in affiliates	5,183	8,420
Other assets and other liabilities	65	(5,393)
Net cash provided by operating activities - continuing operations	86,700	41,244
Net cash provided by/(used in) operating activities - discontinued operations	27	(1,010)
Total cash provided by operating activities	$86,727	$40,234
Cash flows from investing activities:
Purchase of subsidiary shares from and other decreases in noncontrolling interests	$(18,023)	$—
Purchases of property and equipment	(9,810)	(11,397)
Purchases of capitalized data and other intangible assets	(9,021)	(11,244)
Purchases of investments	(440)	(388)
Proceeds from sale of property and equipment	8	—
Change in restricted cash	(117)	146
Net cash used in investing activities - continuing operations	(37,403)	(22,883)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(37,403)	$(22,883)
Cash flows from financing activities:
Proceeds from long-term debt	$—	$135
Repayment of long-term debt	(15,830)	(35,551)
Proceeds from issuance of shares in connection with share-based compensation	6,296	10,701
Tax withholdings related to net share settlements	(7,178)	(11,792)
Excess tax benefit related to stock options	1,265	4,575
Net cash used in financing activities - continuing operations	(15,447)	(31,932)
Net cash provided by financing activities - discontinued operations	—	—
Total cash used in financing activities	$(15,447)	$(31,932)
Effect of exchange rate on cash	137	67
Net change in cash and cash equivalents	34,014	(14,514)
Cash and cash equivalents at beginning of period	99,090	104,677
Less: Change in cash and cash equivalents - discontinued operations	27	(1,010)
Plus: Cash swept from/(to) discontinued operations	27	(1,467)
Cash and cash equivalents at end of period	$133,104	$89,706

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended March 31, 2016
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$16,639	$52,923	$(26,155)	$—	$43,407
Pre-tax equity in earnings of affiliates	48	—	16	—	64
Depreciation & amortization	27,926	7,718	4,000	—	39,644
Total interest expense	639	—	13,014	—	13,653
Stock-based compensation	2,632	1,563	5,348	—	9,543
Non-operating losses/(gains)	1,100	—	(2,999)	—	(1,899)
Efficiency investments	—	—	12	—	12
Transaction costs	18	—	939	—	957
Amortization of acquired software included in equity in earnings of affiliates	723	—	—	—	723
Adjusted EBITDA	$49,725	$62,204	$(5,825)	$—	$106,104

	For the Three Months Ended March 31, 2015
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$19,525	$50,943	$(33,271)	$—	$37,197
Pre-tax equity in earnings of affiliates	6,141	—	13	—	6,154
Depreciation & amortization	24,192	8,241	3,545	—	35,978
Total interest expense	94	22	12,261	—	12,377
Stock-based compensation	1,969	1,172	5,590	—	8,731
Efficiency investments	—	—	331	—	331
Transaction costs	—	—	150	—	150
Adjusted EBITDA	$51,921	$60,378	$(11,381)	$—	$100,918

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended March 31, 2016
(in thousands, except per share amounts)	PI	RMW	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$16,639	$52,923	$(26,155)	$—	$43,407
Pre-tax equity in earnings of affiliates	48	—	16	—	64
Stock-based compensation	2,632	1,563	5,348	—	9,543
Non-operating losses/(gains)	1,100	—	(2,999)	—	(1,899)
Efficiency investments	—	—	12	—	12
Transaction costs	18	—	939	—	957
Impairment loss	233	87	—	—	320
Depreciation and amortization of acquired software and intangibles	12,550	2,083	—	—	14,633
Amortization of acquired software included in equity in earnings of affiliates	723	—	—	—	723
Adjusted pretax income/(loss) from continuing operations	$33,943	$56,656	$(22,839)	$—	$67,760
Tax provision (36% rate)					24,394
Less: Net income attributable to noncontrolling interests					—
Adjusted net income attributable to CoreLogic					$43,366
Weighted average diluted common shares outstanding					89,919
Adjusted EPS					$0.48

	For the Three Months Ended March 31, 2015
(in thousands, except per share amounts)	PI	RMW	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$19,525	$50,943	$(33,271)	$—	$37,197
Pre-tax equity in earnings of affiliates	6,141	—	13	—	6,154
Stock-based compensation	1,969	1,172	5,590	—	8,731
Efficiency investments	—	—	331	—	331
Impairment loss	—	58	—	—	58
Transaction costs	—	—	150	—	150
Depreciation and amortization of acquired software and intangibles	9,805	2,867	—	—	12,672
Adjusted pretax income/(loss) from continuing operations	$37,440	$55,040	$(27,187)	$—	$65,293
Tax provision (35% rate)					22,853
Less: Net income attributable to noncontrolling interests					208
Adjusted net income attributable to CoreLogic					$42,232
Weighted average diluted common shares outstanding					91,117
Adjusted EPS					$0.46

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

For the Twelve Months Ended March 31, 2016
Net cash provided by operating activities - continuing operations	$381,605
Purchases of property and equipment	(42,562)
Purchases of capitalized data and other intangible assets	(34,186)
Free Cash Flow	$304,857